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                               NORTH FORK BANCORP
   275 BROADHOLLOW ROAD, MELVILLE, NY 11747 (631) 844-1258 FAX (631) 844-1471

FOR IMMEDIATE RELEASE                        CONTACT:   DANIEL M. HEALY
                                                        EXECUTIVE VICE PRESIDENT
                                                        CHIEF FINANCIAL OFFICER
                                                        (631) 844-1258

              NORTH FORK BANCORPORATION ANNOUNCES FITCH UPGRADE FOR
                            MORTGAGE SERVICING UNIT

MELVILLE, N.Y. - SEPTEMBER 8, 2005 - NORTH FORK BANCORPORATION, INC. (NYSE: NFB) announces Fitch upgrade for the mortgage servicing unit as per the following press release from Fitch Ratings:

FITCH RATINGS-NEW YORK-SEPTEMBER 6, 2005: Fitch Ratings upgrades GreenPoint Mortgage Funding's (GPM) residential primary servicer ratings for Alt-A and home equity/home equity lines of credit (HE/HELOC) products to `RPS2' from `RPS2-'. The ratings are based on the company's experienced management team, upgraded technology and established loan administration processes. The ratings also reflect the financial strength of GPM's parent, North Fork Bancorporation (North
Fork) which is rated A- by Fitch.

Headquartered in Novato, CA, GPM is a wholly owned subsidiary of North Fork Bancorporation. With assets of over $60 billion, North Fork is a regional bank holding company headquartered in New York conducting commercial and retail banking from 358 branches throughout the New York metropolitan area, Connecticut and New Jersey. GPM originates single-family and commercial mortgages through more than 40 wholesale, correspondent and retail branches. The servicing division is located in Columbus, GA. GPM has serviced a broad array of residential loans for more than 12 years. As of March 2005, GPM maintained a servicing portfolio of over 303,000 loans with an aggregate principal balance of over $45 billion. GPM's servicing portfolio is comprised of 36% HELOC, 29% Alt-A, 21% agency and 14% prime product by loan volume.

GPM's servicing strategy includes maintaining its servicing portfolio close to production and selling servicing when economically beneficial. The company's cost management structure includes actively outsourcing servicing functions where it sees a cost benefit advantage. GPM continues to maintain an offshore outsourcing arrangement with a vendor in Bangalore, India dedicated to back office loan administration functions and call center activities.

Since the completion of the merger in October 2004, North Fork has demonstrated its support of the GPM servicing platform by investing $5.5 million for upgrades to technology, facilities and personnel in addition to transferring $4.2 billion of its single family portfolio to GPM. As a result of this capital infusion, GPM has embarked on a premiere servicing initiative and has made several opera-
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tional, technological and process improvements which have further enhanced the efficiencies and productivity of the company. Additionally, the company has upgraded its telecommunications and reporting capabilities, added experienced professionals in both leadership and supervisory roles and re-aligned departments to provide increased management oversight and control. Over the past year, GPM has added a dedicated quality control function to improve its internal control operations. Fitch believes that GPM will remain an effective servicer with reliable systems, efficient processes and sufficient controls. However, Fitch will continue to monitor the company's efforts to strengthen its overall internal control environment.

Fitch Ratings rates residential mortgage primary, master, and special servicers on a scale of 1 to 5 with 1 being the highest rating. Within some of these rating levels, Fitch further differentiates ratings by plus (+) and minus (-) symbols, as well as the flat rating. For more information on Fitch's residential servicer rating program, See Fitch's report `Residential Mortgage Servicer Ratings,' dated Feb. 21, 2003, which is available on the Fitch ratings web site at `www.fitchratings.com'.

Contacts:  Karen Eissner +1-917-539-9529 or Stephanie Whited +1-562-481-1368